Exhibit 99.1

MAP Pharmaceuticals Reports Third Quarter of 2011 Financial Results

MOUNTAIN VIEW, Calif., November 8, 2011 /PRNewswire-FirstCall/ —MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced financial results for the third quarter ended September 30, 2011.

Net income for the three months ended September 30, 2011 was $11.2 million, compared to a net loss of $14.2 million during the same period in 2010. Net income for the first nine months of 2011 was $20.2 million, compared to a net loss of $40.7 million for the first nine months of 2010. Net income for the three and nine months of 2011 was impacted positively by amortization of a $60.0 million upfront payment received in February 2011 and recognition of a $20.0 million milestone payment received in August 2011 pursuant to a collaboration agreement with Allergan, Inc., compared to no collaboration revenue for the first nine months of 2010.

MAP Pharmaceuticals had $111.8 million in cash and cash equivalents as of September 30, 2011, compared to $76.0 million as of December 31, 2010.

“In the third quarter, our LEVADEX NDA submission was accepted for filing by the FDA with a PDUFA goal date of March 26, 2012. This is a significant regulatory milestone for the Company, bringing us a step closer to our goal of providing the underserved migraine patient population with a new treatment option,” said Timothy S. Nelson, president and chief executive officer of MAP Pharmaceuticals. “As we move closer to a potential commercial launch of LEVADEX, we have enhanced our management team with the addition of Fred Graff as vice president of commercial operations, our LEVADEX patent position was strengthened with the issuance of a patent relating to the pharmacokinetic profile of LEVADEX which expires in 2028 and we continue to work closely with our collaboration partner, Allergan.”

Third Quarter and Nine Month Financial Results

Revenues for the three and nine months ended September 30, 2011 were $23.9 million and $61.5 million, respectively, compared to $0.0 for the same periods in 2010. In February 2011, pursuant to the Allergan collaboration agreement, Allergan paid the Company an upfront payment of $60.0 million, $3.9 million and $41.5 million of which was recognized, respectively, as collaboration revenue for the three and nine months ended September 30, 2011. In addition, in August 2011 Allergan paid the Company a milestone payment of $20.0 million, which was recognized as collaboration revenue during the three months ended September 30, 2011.

Research and development (R&D) expenses for the three and nine months ended September 30, 2011 were $6.7 million and $25.6 million, respectively, compared to $10.0 million and $28.0 million, respectively, for the same periods in 2010. For the three and nine months ended September 30, 2011 compared to the same periods in 2010, the decrease in R&D expenses was due primarily to a decrease in expenses related to the LEVADEX program, partially offset by an increase in personnel-related expenses, including stock-based compensation, primarily due to manufacturing-related headcount in support of commercial readiness activities.

Sales, general and administrative (SG&A) expenses for the three and nine months ended September 30, 2011 were $5.9 million and $15.5 million, respectively, compared to $3.9 million and $11.7 million, respectively, for the same periods in 2010. For the three and nine months ended September 30, 2011 compared to the same periods in 2010, the increase in SG&A expenses was due primarily to an increase in personnel-related expenses including stock-based compensation, and an increase in professional services, including LEVADEX-related market research activities.

For the quarter and nine months ended September 30, 2011, non-cash stock-based compensation and depreciation were approximately $2.1 million and $6.5 million, respectively.

About MAP Pharmaceuticals

MAP Pharmaceuticals is an emerging biopharmaceutical company focused on developing and commercializing new therapies to address undermet patient needs in neurology. The Company is developing LEVADEX, an orally inhaled investigational drug for the acute treatment of migraine.  The U.S. Food and Drug Administration currently is reviewing the New Drug Application for LEVADEX for the potential acute treatment of migraine in adults. MAP Pharmaceuticals has entered into a collaboration agreement with Allergan, Inc. to co-promote LEVADEX to neurologists and pain specialists in the U.S. and Canada. The Company also applies its proprietary drug particle and inhalation technologies to generate new pipeline opportunities by enhancing the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history. Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals' LEVADEX product candidate. Actual results may differ materially from current expectations based on risks and uncertainties affecting the Company's business, including, without limitation, risks and uncertainties relating to the regulatory process to have the Company's LEVADEX product candidate approved for commercial use and the commercialization of LEVADEX, if approved, and relating to the Company’s patent rights. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals' results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, available at http://edgar.sec.gov.

CONTACT: Christopher Y. Chai, Sr. Vice President and Chief Financial Officer of MAP Pharmaceuticals, Inc., (650) 386-3107; or media, Lisa Borland, (650) 386-3122, lborland@mappharma.com.

MAP PHARMACEUTICALS, INC.
(a development stage enterprise)
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2011	2010

ASSETS
Cash and cash equivalents	$111,844	$76,007
Accounts receivable	240	-
Other current assets	675	644

Total current assets	112,759	76,651
Property and equipment, net	5,785	5,803
Other assets	27	30
Restricted investment	310	310

Total assets	$118,881	$82,794

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$8,615	$12,440
Debt	1,690	7,581
Current portion of deferred revenue	11,748	-

Total current liabilities	22,053	20,021
Deferred revenue, less current portion	6,715	-
Other liabilities	-	117

Total liabilities	28,768	20,138

Total stockholders’ equity	90,113	62,656

Total liabilities and stockholders’ equity	$118,881	$82,794

MAP PHARMACEUTICALS, INC.
(a development stage enterprise)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Collaboration revenue	$23,861	$-	$61,536	$-

Operating expenses:
Research and development	6,725	10,009	25,552	28,037
Sales, general and administrative	5,890	3,921	15,529	11,712

Total operating expenses	12,615	13,930	41,081	39,749

Income (loss) from operations	11,246	(13,930)	20,455	(39,749)

Other expense, net	(39)	(248)	(270)	(976)

Net income (loss)	$11,207	$(14,178)	$20,185	$(40,725)

Net income (loss) per share

Basic	$0.37	$(0.53)	$0.67	$(1.55)

Diluted	$0.35	$(0.53)	$0.64	$(1.55)

Weighted average shares outstanding used in computing net income (loss) per share

Basic	30,440	26,629	30,329	26,323

Diluted	31,611	26,629	31,605	26,323